UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 19, 2007

AMERICAN MORTGAGE ACCEPTANCE COMPANY

(Exact Name of Registrant as Specified in Its Charter)

MASSACHUSETTS

(State or Other Jurisdiction of Incorporation)

0-23972	13-6972380

(Commission File Number)	(IRS Employer Identification)
625 Madison Avenue
New York, New York	10022

(Address of Principal Executive Offices)	(Zip Code)

(212) 317-5700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On March 19, 2007, the Board of Trustees (the “Board”) of American Mortgage Acceptance Company (the “Registrant” or “AMAC”) approved the Third Amended and Restated Advisory Services Agreement, dated March 19, 2007 (the “Agreement”), between the Registrant and CharterMac AMI Associates Inc., a Delaware corporation and the advisor to the Registrant (the “Advisor” and collectively herein with the Registrant, the “Parties”) wherein the following adjustments to the Advisor’s compensation structure have been made: (1) the Base Advisory Fee (as defined in the Agreement) is now equal to 1.75% per annum for the first $300M of the stockholders’ equity and 1.50% per annum for the stockholders’ equity in excess of $300M; (2) the annual incentive management fee (the “Annual Incentive Fee”) is now 25% of the dollar amount by which (a) adjusted funds from operations (before the Annual Incentive Fee) per share (based on the weighted average number of shares outstanding), excluding non-cash gains and losses due to the recording of fair value hedges, exceeds (b) the weighted average of (x) $20 (the price per share of the Registrant’s initial public offering) and (y) the prices per share of any follow-on offerings by the Registrant multiplied by the greater of (A) 9.0% and (B) the Ten-Year U.S. Treasury Rate plus 2% per annum, multiplied by the weighted average number of shares outstanding during such year. Subject to any restrictions on the number of shares that may be held by the Advisor pursuant to the Company’s governing documents or law, a minimum of 10% and maximum of 50% (at the discretion of the Board) of the Incentive Fee shall be paid in the Registrant’s shares using Fair Market Value (as defined in the Agreement); and (3) clarifies the Advisor’s responsibility for expenses other than those for which it is entitled to reimbursement.

In addition, the Agreement clarifies the following sections previously set forth in the Second Amended and Restated Advisory Services Agreement: (1) (Section 1, Duties): clarifies that the Advisor is required to conform to the AMAC Investment and Conflicts Policy (“AMAC Investment Policy”) and the scope of the Advisor’s day-to-day management (including servicing of assets); (2) (Section 5, REIT Qualification): clarifies that the Advisor may not act or fail to act, if REIT status will be adversely affected; (3) (Section 8, Information Furnished Advisor): clarifies that the Advisor is obligated to act in the best interests of AMAC consistent with the AMAC Investment Policy, if there is no specific direction otherwise given by the Registrant; (4) (Section 10, Definitions): unused definitions are dropped and “Fair Market Value” is added as a new definition for determining the value and amount of shares to be paid to the Advisor in lieu of cash; (5) (Section 12, Other Fees/Compensation): provides that among the costs of the Advisor that will be reimbursed is the costs of servicing and a minimum base amount is established for payment of all servicing and special servicing of AMAC’s assets by the Advisor; (6) (Section 15, Expenses of the Company): clarifies that the Advisor is entitled to reimbursement for (a) actual costs paid to third-parties, (b) a pro rata portion of overhead expenses incurred by the Manager, (c) administrative services necessary to the operation of AMAC, and (d) the actual allocated costs of personnel involved in the operation of AMAC’s businesses (other than those that are otherwise covered by specific separate fees payable to the Advisor) and; (7) (Section 17, Advisor Authority): clarifies the Advisor’s status as an agent for AMAC and its ability to enter into agreements binding AMAC, consistent with delegated authority and AMAC Investment Policy and adds mutual indemnification provisions between the Parties (Advisor responsible for willful misfeasance, bad faith, negligence or negligent disregard of duties).

The Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference. The foregoing description of the Agreement is qualified in its entirety by reference to the full text of such Agreement.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported on March 20, 2007, Alan P. Hirmes has retired from his position as a member of the Board of the Registrant. In connection with Mr. Hirmes’ departure, On March 19, 2007, the Board approved the reduction in the size of the Board from nine to seven members commencing with the board to be elected at the next annual meeting of shareholders. As a result of the reduction of the size of the Board, Richard M. Rosan, one of the independent trustees of the Board of the Registrant, will not be nominated for re-election at the end of his term.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective as of March 19, 2007, the Board approved Amendment No. 3 to the Amended and Restated Bylaws of American Mortgage Acceptance Company (the “Amendment”) in order to provide additional flexibility to the Registrant to carry out its business plan.. Pursuant to the terms of the Amendment, Section 5.7(k) of the Amended and Restated Bylaws is deleted thereby eliminating the restriction on investing in equity securities of any non-governmental issuer. The Amendment is attached to this Current Report as Exhibit 3.2 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(a)	Not applicable
(b)	Not applicable
(c)	Not applicable
(d)	Exhibits
3.2	Amendment No. 3 to the Amended and Restated Bylaws of American Mortgage Acceptance Company, dated March 19, 2007.
10.1	Third Amended and Restated Advisory Services Agreement, dated March 19, 2007.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Mortgage Acceptance Company

(Registrant)
Date: March 19, 2007	By:	/s/ J. Larry Duggins

J. Larry Duggins

Chief Executive Officer

Exhibit Index

3.2          Amendment No. 3 to the Amended and Restated Bylaws of American Mortgage Acceptance Company, dated March 19, 2007.

10.1	Third Amended and Restated Advisory Services Agreement, dated March 19, 2007.